 SouthWest Water Company Reports Full Year and Fourth Quarter 2009 Financial Results

LOS ANGELES — March 15, 2010— SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today reported financial results for the fourth quarter and year ended December 31, 2009.

For 2009, the company reported operating revenue of $211.1 million compared with $210.7 million for 2008. Adjusted income from continuing operations after taxes (a non-GAAP financial measure), which excludes write-off of goodwill and other long-lived assets and certain other items that are not routine to operations, including costs associated with the restatement of historical financials, increased to $0.2 million, or $0.01 per share, compared with adjusted loss from continuing operations after taxes of $1.4 million, or $0.06 per share, for 2008. Including these charges, loss from continuing operations (GAAP) narrowed to $14.0 million, or $0.57 per share, from $27.6 million, or $1.13 per share, for 2008. A reconciliation table can be found at the end of this release. Net income was $4.0 million, or $0.17 per diluted share, versus a net loss of $31.9 million, or $1.31 per share, for the year ended December 31, 2008.

“Our operating results for both 2009 and 2008 were significantly impacted by expenses that are not routine to our operations, including the write off of certain assets and the professional fees associated with the company’s comprehensive financial review,” said Mark Swatek, president and chief executive officer. “Revenue from our utilities segments grew over the past year, despite customer conservation efforts in California and a difficult economic environment. As expected, our services segments reported lower revenue primarily due to terminated contracts and the sale of our environmental testing laboratory during the year.”

Fourth Quarter 2009 Results

The company reported revenue of $49.6 million in the fourth quarter of 2009 compared with $51.6 million in the fourth quarter of 2008.  Adjusted loss from continuing operations after taxes (a non-GAAP financial measure), which excludes write-off of goodwill and other long-lived assets and certain other items that are not routine to operations, including costs associated with the restatement of historical financials, narrowed to $2.0 million, or $0.08 per share, compared with adjusted loss from continuing operations after taxes of $2.4 million, or $0.10 per share, for the fourth quarter of 2008. Including these charges, loss from continuing operations after taxes was $2.1 million, or $0.08 per share, versus $25.7 million, or $1.04 per share, in the fourth quarter of 2008.  A reconciliation table can be found at the end of this release. Net loss was $1.7 million, or $0.06 per share, compared with a net loss in fourth quarter of 2008 of $30.0 million, or $1.21 per share.

Segment Full Year Results

Utilities

The principal operating trends driving the results of Utilities in 2009 were rate increases and increased costs of purchased water. In addition, general and administrative costs increased in 2009. The California utility, which is this segment’s largest, experienced reduced consumption due to customer conservation efforts without a corresponding reduction in expenses due to increased unit costs of delivered water driven by lower allowed pumping amounts from owned wells and higher costs of purchased water.  Operating revenue increased $4.2 million, or 7%, to $65.2 million for the year ended December 31, 2009 compared with $60.9 million for the prior year. The net increase was primarily due to rate increases, principally at the company’s California utility, partially offset by reduced consumption in California due to conservation efforts. Operating income decreased $0.4 million, or 2%, to $19.3 million compared with $19.7 million for the prior year.

The Utilities segment no longer includes operations in New Mexico, which were sold in a settlement under threat of condemnation in May 2009 and are therefore reflected as discontinued operations. The company received $53.9 million in cash at closing and used the proceeds to pay down debt.

Texas Utilities

The principal operating trends driving the results of Texas Utilities in 2009 were rate increases and a multi-year drought that increased consumption and reduced aquifer levels. Operating revenue increased $1.7 million, or 5%, to $36.5 million for year ended December 31, 2009 from $34.8 million for the prior year. The net increase was primarily due to rate increases at three utilities and increased consumption due to weather. Operating income increased $26.5 million to $7.5 million from an operating loss of $19.0 million in the prior year. The most significant impact to operating income from items that are not routine to operations was a $25.2 million impairment of goodwill and other long-lived assets in 2008.

O&M Services

The principal operating trends driving results of O&M Services in 2009 were terminated contracts and increased operating efficiencies. Operating revenue decreased $3.5 million, or 9%, to $37.0 million for the year ended December 31, 2009 from $40.5 million for the prior year. The decrease was primarily due to terminated contracts, including some that management terminated due to underperformance. Operating income was $0.3 million compared with an operating loss of $2.9 million in the prior year. The improvement in operating income is primarily due to increased operating efficiencies and lower non-routine expenses.

Texas MUD Services

The principal operating trends driving results in Texas MUD Services in 2009 were terminated contracts, increased service order work and increased efficiencies. Operating revenue decreased $2.0 million, or 3%, to $72.4 million for year ended December 31, 2009 from $74.5 million for the prior year. The net decrease was primarily due to terminated contracts, as well as the sale of the company’s environmental laboratory services in April 2009. Operating loss narrowed to $1.4 million from $3.1 million for the prior year. The improvement was primarily due to increased operating efficiencies.

Corporate Expenses

General corporate expenses increased $15.6 million, or 72%, to $37.5 million for the year ended December 31, 2009, from $21.8 million for the prior year. The increase was primarily due to expenses incurred that are not routine to operations, which include $12.6 million of financial restatement related costs and $8.0 million from the write-off of Cornerstone business reengineering project assets, partially offset by reduced routine and other non-routine expenses.

Capital Expenditures

Total company funded capital expenditures were $16.5 million compared with $32.1 million in 2008, including $8.4 million related to the Cornerstone project which was suspended in late 2008.

Merger Agreement

On March 3, 2010, the company announced that it entered into a definitive merger agreement to be acquired for approximately $275 million in cash, or $11.00 per share, by institutional investors advised by J.P. Morgan Asset Management and Water Asset Management L.L.C. After taking into account the company’s outstanding debt, the transaction represents a total enterprise value of approximately $427 million.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the company has disclosed certain non-GAAP information, which it believes provides useful information to investors. Reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures; income from continuing operations before the impairment charge and certain charges that are not routine to operations including restatement related charges, can be found at the end of this release. This non-GAAP financial measure supplements GAAP disclosures and should not be considered an alternative to the GAAP measure. In addition, this non-GAAP financial measure may be computed differently than similarly titled non-GAAP measures used by other companies.

Management believes that the presentation of this adjusted measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to impairment and other non-routine charges, which do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment and non-routine charges.

Conference Call

The company will hold a conference call with financial analysts to discuss the full year and fourth quarter 2009 results on March 16, 2010, at 11:00 a.m. Eastern time (8:00 a.m. Pacific).  The call will be web cast live so that interested parties may listen over the Internet at the company’s website at www.swwc.com.  For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.  A telephonic replay will also be available beginning at 2:00 p.m. Eastern (11:00 a.m. Pacific) until midnight March 23, 2010 at 888.286.8010 (international callers 617.801.6888), passcode 53906748.

About SouthWest Water Company

SouthWest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; utility billing and collection; utility infrastructure construction management; and public works services. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract.  More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the company’s 2009 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

For Further Information:

CONTACT:        DeLise Keim

(213) 929-1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

-Financial Tables to follow-

RECONCILIATION OF NON-GAAP INCOME FROM CONTINUING OPERATIONS

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	Years Ended December 31, 2009	2008	2007
Operating revenue	$ 211,093	$ 210,657	$ 204,807
Operating expenses:			
Operations and maintenance	199,957	196,385	181,252
Depreciation and amortization	14,857	14,299	11,177
Impairment of goodwill and other long-lived assets	8,115	27,103	4,839
Total expenses	222,929	237,787	197,268
Operating income (loss)	(11,836)	(27,130)	7,539
Other income (expense):			
Interest expense	(9,856)	(8,402)	(7,717)
Interest income	190	520	629
Other, net	—	—	(64)
Income (loss) from continuing operations before income taxes	(21,502)	(35,012)	387
Provision for (benefit from) income taxes	(7,468)	(7,417)	1,836
Income (loss) from continuing operations	(14,034)	(27,595)	(1,449)
Income (loss) from discontinued operations, net of tax	18,101	(4,322)	3,038
Net income (loss)	4,067	(31,917)	1,589
Preferred stock dividends	(18)	(24)	(24)
Net income (loss) applicable to common stockholders	$ 4,049	$(31,941)	$ 1,565
Earnings (loss) per common share:			
Basic:			
Income (loss) from continuing operations	$ (0.57)	$ (1.13)	$ (0.06)
Income (loss) from discontinued operations	0.74	(0.18)	0.13
Net income (loss) applicable to common stockholders	$ 0.17	$ (1.31)	$ 0.07
Diluted:			
Income (loss) from continuing operations	$ (0.57)	$ (1.13)	$ (0.06)
Income (loss) from discontinued operations	0.74	(0.18)	0.13
Net income (loss) applicable to common stockholders	$ 0.17	$ (1.31)	$ 0.07
Weighted average common shares outstanding:			
Basic	24,604	24,446	24,101
Diluted	24,604	24,446	24,101

CONSOLIDATED BALANCE SHEETS

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